UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

May 8, 2008

Date of Report (Date of earliest event reported)

MPC CORPORATION

(Exact Name of Registrant as Specified in Charter)

Colorado	0-115404	84-1577562
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

906 East Karcher Road, Nampa, ID 83687

(Address of principal executive offices)

(208) 893-3434

(Registrant’s telephone number, including are code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Flextronics Inventory Purchase Agreement

On May 8, 2008, our subsidiary, Gateway Pro Partners, LLC, entered into a Flextronics Inventory Purchase Agreement (the “IPA”) with Flextronics Computing Mauritius Limited (“Flextronics”). Under the IPA, Flextronics will purchase certain inventory currently located at our Nashville facility which we expect to then repurchase from Flextronics over the 90 day period following the agreement date for production at our Nashville facility. Any remaining inventory after the 90 day period must be repurchased by us. It is currently anticipated that the amount of inventory subject to the IPA will be approximately $8.7 million; however, the actual amount may vary and is subject to the discretion of Flextronics. Flextronics will charge a monthly interest cost of 1.5% per month on the outstanding inventory not repurchased by MPC-Pro in addition to a monthly management fee.

The foregoing description of the Flextronics Inventory Purchase Agreement is not complete and is qualified in its entirety by reference to the Flextronics Inventory Purchase Agreement, which is attached hereto as Exhibit 99.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an off-Balance Sheet Arrangement of a Restraint.

The disclosure in Item 1.01 above is incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits

99.1      Inventory Purchase Agreement dated as of May 8, 2008 among Gateway Pro Partners, LLC and Flextronics Computing Mauritius Limited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MPC CORPORATION

Date: May 14, 2008	By: /s/ Curtis Akey Curtis Akey Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Inventory Purchase Agreement dated as of May 8, 2008 among Gateway Pro Partners, LLC and Flextronics Computing Mauritius Limited.